Exhibit 10.2

WABCO HOLDINGS INC.

2009 OMNIBUS INCENTIVE PLAN

STOCK OPTION GRANT AGREEMENT FOR EMPLOYEES

Dated as of XXX

WABCO HOLDINGS INC., a Delaware corporation (“Grantor”), hereby grants to XXX (“Participant”), an employee of the Grantor or one of its Subsidiaries, the option to purchase, at the exercise price set forth below, a total of XXX shares of Common Stock (the “Option”), pursuant to and subject to the terms and conditions set forth in the Grantor’s 2009 Omnibus Incentive Plan (the “Plan”) and to such further terms and conditions as are set forth below in this Stock Option Grant Agreement (the “Agreement”), including the Appendix (as described in Section 8 below). Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Agreement.

1. Exercise Price. The exercise price applicable to the shares of Common Stock that may be purchased by Participant pursuant to the Option is US$XXX per share, representing the Fair Market Value (as defined in the Plan) of the Common Stock on the date hereof.

2. Non-Qualified Stock Option. The Option is granted as a “non-qualified stock option,” within the meaning of the Code.

3. Vesting. Participant’s right to purchase shares subject to the Option shall vest in three equal installments on each of the first three anniversaries of the date of grant, unless otherwise cancelled pursuant to Section 6 of the Plan or Section 15 of this Agreement.

If Participant’s employment with the Grantor or one of its Subsidiaries terminates due to actual retirement upon satisfying the eligibility requirements for retirement under the retirement provisions of local law in Participant’s country (“Retirement”), the right to purchase shares subject to the Option shall continue to vest in accordance with the schedule set forth in the first sentence of this Section 3 and the vested Option shall be exercisable at any time prior to three years following the termination of employment or the expiration term of the Option, whichever period is shorter, notwithstanding such termination of employment. If there are no applicable retirement provisions under local law in Participant’s country, then Retirement shall be determined in accordance with the policies established by the Committee from time to time.

4. Nature of Grant. In accepting the grant, Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Grantor, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Grantor at any time;

(b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Grantor;

(d) Participant is voluntarily participating in the Plan;

(e) the Option and any shares of Common Stock subject to the Option are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Grantor or any Subsidiary, and which is outside the scope of Participant’s employment or service contract, if any;

(f) the Option and any shares of Common Stock subject to the Option are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension, retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way, to past services for the Grantor or any Subsidiary;

(g) in the event that Participant is not an Employee of the Grantor, the Option and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Grantor; and, furthermore, the Option and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with any Subsidiary;

(h) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; if the underlying shares do not increase in value, the Option will have no value;

(i) if Participant exercises the Option and acquires shares of Common Stock, the value of such shares may increase or decrease in value, even below the exercise price;

(j) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of Participant’s employment by the Grantor or any Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and, in consideration of the grant of the Option to which Participant is otherwise not entitled, Participant agrees never to institute any claim against the Grantor or any Subsidiary, waives the ability, if any, to bring any such claim and releases the Grantor and any Subsidiary from any such claim; if notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(k) the Grantor is not providing any tax, legal or financial advice, nor is the Grantor making any recommendations regarding participation in the Plan; and

(l) Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

5. Responsibility for Taxes. Regardless of any action the Grantor and/or Participant’s employer (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Grantor or the Employer. Participant further acknowledges that the Grantor and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting and exercise of the Option, the delivery of shares of Common Stock, the subsequent sale of any shares of Common Stock acquired at exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax-Related Items. Further, if Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, Participant acknowledges that the Grantor and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, Participant shall pay or make arrangements satisfactory to the Grantor and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Grantor and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

•	withholding from Participant’s wages or other cash compensation otherwise payable to Participant by the Grantor and/or the Employer; and/or

•

withholding from the proceeds of the sale of shares of Common Stock acquired upon exercise of the Option, either through a voluntary sale or through a mandatory sale arranged by the Grantor (on Participant’s behalf pursuant to this authorization; and/or

•	withholding in shares of Common Stock to be issued upon exercise of the Option.

To avoid negative accounting treatment, the Grantor may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, Participant will be deemed to have been issued the full number of shares of Common Stock subject to the exercised portion of the Option, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.

Finally, Participant shall pay to the Grantor or the Employer any amount of Tax-Related Items that the Grantor or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Grantor may refuse to honor the exercise of the Option or refuse to deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

6. Data Privacy. PARTICIPANT HEREBY EXPLICITLY AND UNAMBIGUOUSLY CONSENTS TO THE COLLECTION, USE AND TRANSFER, IN ELECTRONIC OR OTHER FORM, OF HIS OR HER PERSONAL DATA AS DESCRIBED IN THIS AGREEMENT AND ANY OTHER OPTION GRANT MATERIALS BY AND AMONG, AS APPLICABLE, THE EMPLOYER, THE GRANTOR AND ITS SUBSIDIARIES FOR THE EXCLUSIVE PURPOSE OF IMPLEMENTING, ADMINISTERING AND MANAGING HIS OR HER PARTICIPATION IN THE PLAN.

PARTICIPANT UNDERSTANDS THAT THE GRANTOR AND THE EMPLOYER HOLD CERTAIN PERSONAL INFORMATION ABOUT HIM OR HER, INCLUDING, BUT NOT LIMITED TO, HIS OR HER NAME, HOME ADDRESS AND TELEPHONE NUMBER, WORK LOCATION AND PHONE NUMBER, DATE OF BIRTH, SOCIAL INSURANCE OR OTHER IDENTIFICATION NUMBER, SALARY, HIRE DATE, JOB TITLE, HOME COUNTRY, ANY SHARES OF STOCK HELD IN THE GRANTOR, DETAILS OF ALL OPTIONS OR ANY OTHER ENTITLEMENT TO SHARES OF STOCK AWARDED, CANCELLED, EXERCISED, VESTED, UNVESTED OR OUTSTANDING IN PARTICIPANT’S FAVOR, FOR THE PURPOSE OF IMPLEMENTING, ADMINISTERING AND MANAGING THE PLAN (“PERSONAL DATA”).

PARTICIPANT UNDERSTANDS THAT PERSONAL DATA MAY BE TRANSFERRED TO ANY THIRD PARTIES ASSISTING IN THE IMPLEMENTATION, ADMINISTRATION AND MANAGEMENT OF THE PLAN, THAT THESE RECIPIENTS MAY BE LOCATED IN PARTICIPANT’S COUNTRY OR ELSEWHERE, AND THAT THE RECIPIENT’S COUNTRY (E.G., THE UNITED STATES) MAY HAVE DIFFERENT DATA PRIVACY LAWS AND PROTECTIONS THAN PARTICIPANT’S COUNTRY. PARTICIPANT UNDERSTANDS THAT HE OR SHE MAY REQUEST A LIST WITH THE NAMES AND ADDRESSES OF ANY POTENTIAL RECIPIENTS OF PERSONAL DATA BY CONTACTING HIS OR HER LOCAL HUMAN RESOURCES REPRESENTATIVE. PARTICIPANT AUTHORIZES THE GRANTOR AND ANY OTHER RECIPIENTS WHICH MAY ASSIST THE GRANTOR (PRESENTLY OR IN THE FUTURE) WITH IMPLEMENTING, ADMINISTERING AND MANAGING THE PLAN TO RECEIVE, POSSESS, USE, RETAIN AND TRANSFER PERSONAL DATA, IN ELECTRONIC OR OTHER FORM, FOR THE SOLE PURPOSE OF IMPLEMENTING, ADMINISTERING AND MANAGING HIS OR HER PARTICIPATION IN THE PLAN, INCLUDING

ANY REQUISITE TRANSFER OF SUCH PERSONAL DATA AS MAY BE REQUIRED TO A BROKER OR OTHER THIRD PARTY WITH WHOM PARTICIPANT MAY ELECT TO DEPOSIT ANY SHARES OF COMMON STOCK ACQUIRED UPON EXERCISE OF THE OPTION. PARTICIPANT UNDERSTANDS THAT PERSONAL DATA WILL BE HELD ONLY AS LONG AS IS NECESSARY TO IMPLEMENT, ADMINISTER AND MANAGE HIS OR HER PARTICIPATION IN THE PLAN. PARTICIPANT UNDERSTANDS THAT HE OR SHE MAY, AT ANY TIME, VIEW PERSONAL DATA, REQUEST ADDITIONAL INFORMATION ABOUT THE STORAGE AND PROCESSING OF PERSONAL DATA, REQUIRE ANY NECESSARY AMENDMENTS TO PERSONAL DATA OR REFUSE OR WITHDRAW THE CONSENTS HEREIN, IN ANY CASE WITHOUT COST, BY CONTACTING IN WRITING HIS OR HER LOCAL HUMAN RESOURCES REPRESENTATIVE. PARTICIPANT UNDERSTANDS, HOWEVER, THAT REFUSING OR WITHDRAWING HIS OR HER CONSENT MAY AFFECT HIS OR HER ABILITY TO PARTICIPATE IN THE PLAN. FOR MORE INFORMATION ON THE CONSEQUENCES OF PARTICIPANT’S REFUSAL TO CONSENT OR WITHDRAWAL OF CONSENT, PARTICIPANT UNDERSTANDS THAT HE OR SHE MAY CONTACT HIS OR HER LOCAL HUMAN RESOURCES REPRESENTATIVE.

7. Electronic Delivery and Participation. The Grantor may, in its sole discretion, decide to deliver any documents related to the Option and participation in the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Grantor or a third party designated by the Grantor.

8. Appendix. Notwithstanding any provisions in this Agreement, the Option and any shares of Common Stock subject to the Option shall be subject to any special terms and conditions for Participant’s country set forth in the Appendix. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Grantor determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

9. Imposition of Other Requirements. The Grantor reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any shares of Common Stock subject to the Option, to the extent the Grantor determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan.

10. Triggering Conduct / Forfeiture of Option.

(a) As used in this Section 10, “Triggering Conduct” shall include the following:

•

disclosing any confidential information, trade secrets or other business sensitive information or material concerning the Grantor (which, for purposes of this Section 10 only, shall include any and all Subsidiaries);

•

directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is an employee, representative, officer or director of the Grantor at any time within one year prior to Participant’s Retirement;

•

any action by Participant and/or his or her representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Grantor and any of its customers, potential customers, vendors and/or suppliers that were known to Participant;

•	breaching any provision of any employment or severance agreement with the Grantor;

•

accepting employment with, or serving as a consultant or advisor or in any other capacity to, an entity that is in competition with the business conducted by the Grantor (a “Competitor”), including, but not limited to, employment or another business relationship with any Competitor if Participant has been introduced to trade secrets, confidential information or business sensitive information during Participant’s employment with the Grantor and such information would aid the Competitor because the threat of disclosure of such information is so great that, for purposes of this Agreement, it must be assumed that such disclosure would occur.

(b) If Participant engages in Triggering Conduct during the twelve months period following his or her Retirement, then:

•	the Option (or any part thereof that has not been exercised) shall immediately and automatically terminate, be forfeited, and shall cease to be exercisable at any time; and

•

Participant shall, within thirty (30) days following written notice from the Grantor, pay the Grantor an amount equal to the option gain realized or obtained by Participant upon the exercise of such Option, measured at the date of exercise (i.e., the difference between the market value of the shares of Common Stock underlying the Option on the exercise date and the exercise price paid for such shares, less any Tax-Related Items withheld from or paid by Participant in connection with the exercise of such Option), with respect to any portion of the Option that has already been exercised at any time within the twelve months period prior to the Triggering Conduct. Participant may be released from Participant’s obligations under this Section 10 if and only if the Committee (or its duly appointed designee) determines, in writing and in its sole discretion, that such action is in the best interests of the Grantor. Nothing in this Section 10 constitutes a so-called “noncompete” covenant. This Section 10 does, however, provide for the forfeiture or repayment of the benefits granted by this Agreement under certain circumstances, including, but not limited to, Participant’s acceptance of employment with a Competitor. Participant agrees to provide the Grantor with at least 10 days written notice prior to directly or indirectly accepting employment with or serving as a consultant or advisor or in any other capacity to a Competitor, and further agrees to inform any such new employer, before accepting employment, of the terms of this Section 10 and Participant’s continuing obligations contained herein. No provisions of this Agreement shall diminish, negate or otherwise impact any separate noncompete or other agreement to which Participant may be a party; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Participant contained in this Agreement, the provisions of this Agreement shall take precedence with respect to the Option and such other inconsistent provisions shall be null and void with respect to the Option and any benefits thereunder. Participant acknowledges and agrees that the restrictions contained in this Agreement are being made for the benefit of the Grantor in consideration of Participant’s receipt of the Option and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Participant further acknowledges that the receipt of the Option and the execution of this Agreement are voluntary actions on the part of Participant and that the Grantor is unwilling to provide the Option to Participant without including the restrictions and covenants of Participant contained in this Agreement. Further, the parties agree and acknowledge that the provisions contained in this Section 10 are ancillary to, or part of, an otherwise enforceable agreement at the time the agreement is made.

11. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

12. Choice of Law. All disputes arising under or growing out of the Option or the provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, United States of America, as provided in the Plan, without regard to such state’s conflict of laws rules.

13. Requirements of Law. This grant is subject to, and limited by, all applicable laws and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

14. No Compensation Deferrals. This Option is intended to be exempt from, and not provide for deferral of compensation that would be subject to, Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement and without limiting this Section 14, the Grantor may adopt such amendments to the Plan or this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including any amendments or actions that would result in a reduction to the benefit payable under this Agreement, in each case, without the consent of Participant, that the Grantor determines are reasonable, necessary or appropriate to comply with Code Section 409A and the related U.S. Department of Treasury guidance. In that light, the Grantor makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A and shall have no liability to Participant or any other party if a payment under this Agreement that is intended to be exempt from, or compliant with, Code Section 409A of the Code is not so exempt or compliant or for any action taken by the Grantor with respect thereto.

15. Acceptance. This grant is subject to acceptance, within ninety (90) days of its receipt, by return to Grantor’s Chief Human Resources Officer of a signed copy of this Agreement. Failure to accept the grant within ninety (90) days of its receipt shall result in the cancellation of the Option.

IN WITNESS WHEREOF, the duly authorized officers of the Grantor named below have hereunto subscribed as of the day and year first above written.

WABCO HOLDINGS INC.

Attest:
By:
Jacques Esculier
Chairman and Chief Executive Officer

Alfred Farha
Chief Legal Officer & Secretary

By signing this Agreement, Participant acknowledges that he or she accepts the Option granted hereunder, is familiar with the terms and conditions of this Agreement and the Plan, and agrees to be bound by said terms and conditions.

(Date)

(Participant’s Name and Signature)

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.